Exhibit 99.1

NEWS RELEASE

Coeur d’Alene Mines Corporation Announces Repurchase of its 3.25% Convertible Senior Notes for Cash

COEUR D’ALENE, Idaho – February 13, 2013 – Coeur d’Alene Mines Corporation (the “Company” or “Coeur”) (NYSE: CDE; TSX: CDM) today announced that it is offering to repurchase all of its outstanding 3.25% Convertible Senior Notes due 2028 (the “Notes”). As of February 12, 2013, there was $48,658,000 aggregate principal amount of Notes outstanding.

The Indenture governing the Notes provides the holders of the Notes with a right to require the Company to purchase their Notes on March 15, 2013. To the extent that holders exercise this put right, the Company will pay a repurchase price in cash, consisting of 100% of the principal amount of the Notes repurchased, plus accrued but unpaid interest, up to, but not including, March 15, 2013.

Holders may exercise their put right by delivery to the Company and the Paying Agent of a written notice of purchase at any time from the opening of business on February 13, 2013 until 5:00 p.m. New York City time on March 14, 2013, stating (i) the certificate number of the Note which the Holder will deliver to be repurchased, (ii) the portion of the principal amount of the Note which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof and (iii) that such Note shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and in the Indenture, or by delivery or book-entry transfer of such Notes to the Paying Agent prior to, on or after the Repurchase Date at the offices of the Paying Agent. Unless the Company defaults in making payment of the Repurchase Price, interest on Notes covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date.

The Notes may be converted during the periods or upon the events described in the Indenture. Upon a conversion of the Notes, a Holder would be entitled to receive a cash payment equal to the “Principal Portion” (as defined in the Indenture) plus, in certain circumstances, an amount in excess thereof paid in cash, shares of our common stock or a combination thereof, at the Company’s election. The type and amount of consideration a Holder would receive upon conversion of its Notes would depend on, among other things, the conversion rate applicable at the time of conversion, the trading prices of the Company’s common stock during a 20-day trading period beginning on the second business day following the Holder’s conversion election and whether the Company elects to settle any excess amount in cash, common stock or a combination thereof. The conversion rate in effect on February 13, 2013 was 17.6025 shares of common stock per $1,000 principal amount of the Notes and the conversion price in effect at that time was $56.81 per share of common stock.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m. on March 14, 2013, specifying (i) the certificate and principal amount of the Note in respect of which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.

The Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.

Notes must be surrendered to the Paying Agent to collect payment of the Repurchase Price and accrued but unpaid interest. The Bank of New York Mellon, as Paying Agent, can be contacted at:

The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Corporate Trust – Reorg

Fax: (732) 667-9408

The CUSIP number, CUSIP No. 192108 AR9 is included solely for the convenience of the holders of the Notes. No representation is made as to its correctness. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays and disputed mining claims, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow in continued robust metals markets. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia.

Source: Coeur d’Alene Mines Corporation

Coeur d’Alene Mines Corporation

Stefany Bales, 208-667-8263

Director of Corporate Communications

or

Wendy Yang, 208-665-0345

Vice President, Investor Relations

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